Exhibit 23.1

J O E L S A N D E R S & C O M P A N Y, P. A.
CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916–2000 FACSIMILE: (954) 916–2021 EMAIL: jscpa1@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 5, 2013, with respect to the combined statements of revenues and certain expenses of Mission Preston Wood, DST, and Mission Bellevue Ridge, LLC for the year ended December 31, 2012 included in the Current Report on Form 8-K/A of Landmark Apartment Trust of America, Inc., as filed with the Securities and Exchange Commission on December 5, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-3 (Registration No. 333-157375) of Landmark Apartment Trust of America, Inc.

/s/ JOEL SANDERS & COMPANY, P.A.

Weston, Florida

December 5, 2013